Exhibit 99.1

PRESS RELEASE WILLIAMS-SONOMA, INC. 3250 Van Ness Avenue San Francisco, CA 94109	CONTACT: Sharon L. McCollam Executive Vice President, COO and CFO (415) 616-8775 Stephen C. Nelson Director, Investor Relations (415) 616-8754 Christy M. Chanslor Investor Relations (415) 616-8332

FOR IMMEDIATE RELEASE

Williams-Sonoma, Inc. Reports 2006 Holiday Sales and Reiterates 4th Quarter and FY 2006 Guidance

San Francisco, CA, January 9, 2007 — Williams-Sonoma, Inc. (NYSE: WSM) today announced that net revenues for the eight-week holiday period ended December 24, 2006 increased 3.6% to $900.4 million versus the eight-week holiday period ended December 25, 2005, including a comparable store sales increase of 1.1%. As this performance was consistent with management’s expectations, the company also announced that it was reiterating its fourth quarter and fiscal year 2006 revenue and diluted earnings per share guidance, which was previously provided on November 16, 2006.

Holiday Net Revenues by Sales Channel

(All Amounts in Millions Except Percentages)

	Eight-Week Period Ended		% YOY Increase
	December 24, 2006	December 25, 2005	Including HE (a)	Excluding HE (a)
Retail Net Revenues	$576.7	$551.0	4.7%	5.3%
Direct-to-Customer Net Revenues	$323.7	$317.7	1.9%	4.3%
Total Net Revenues	$900.4	$868.7	3.6%	4.9%
Comparable Store Sales % Increase	1.1%	4.5%

(a)	See Note 1 of Exhibit 1

All brands delivered positive revenue growth during the holiday period, with the exception of Pottery Barn, which was negative in both channels. Also during the eight-week period ended December 24, 2006, the company repurchased and retired 3,124,100 shares of its common stock at a weighted average cost of $32.03 per share and an aggregate cost of approximately $100.1 million.

Reiterated fourth quarter and fiscal year 2006 revenue and diluted earnings per share guidance is summarized in the table below:

	Reiterated Guidance
	Q4 2006	Q4 YOY % Increase	FY 2006	FY 2006 YOY % Increase
Net Revenues (in Billions, except %)	$1.234 - $1.264	1.6% - 4.1%	$3.706 - $3.736	4.7% - 5.6%
Comparable Store Sales % Change	—	<1.0%> - 1.5%	—	0.0% - 1.0%
GAAP Diluted EPS	$1.00 - $1.06	<2.0%> - 3.9%	$1.74 - $1.80	<3.9%> - <0.6%>
Impact of Unusual Business Events (b)	$0.00	—	<$0.029>	—
Non-GAAP Diluted EPS Excluding Unusual Business Events (b)	$1.00 - $1.06	<8.3%> - <2.8%>	$1.70 - $1.76	<9.6%> - <6.4%>
Impact of FAS 123R (b)	$0.034	—	$0.145	—
Impact of FSP FAS 13-1 (b)	$0.002	—	$0.013	—
Non-GAAP Diluted EPS Excluding Unusual Business Events and New Accounting Pronouncements (b)	$1.03 - $1.09	<5.5%> - 0.0%	$1.86 - $1.92	<1.1%> - 2.1%

(b)	See Exhibit 1 — Reconciliation of 2006 and 2005 GAAP to Non-GAAP Diluted Earnings Per Share

Howard Lester, Chairman and Chief Executive Officer, commented, “Despite a difficult and highly promotional retail environment throughout the holiday season, the strength of our brands and our holiday execution allowed us to drive our business and deliver against the higher end of the expectations that we set for ourselves. We are remaining conservative, however, in our guidance for the balance of the quarter as we still have approximately 28% of our revenue to deliver in January, since our holiday period ended on December 24th.”

Mr. Lester continued, “As we look forward to 2007, which will be a 53-week year, we are focused on four key initiatives: (1) revitalizing the Pottery Barn brand; (2) aggressively identifying real estate expansion opportunities for the West Elm brand; (3) continuing to drive operational efficiencies in our furniture supply chain, including reducing returns, replacements, and damages; and (4) capitalizing on the success of our 2006 key growth strategies including our Pottery Barn outdoor catalog, our small and mid-size store merchandising initiative in the Williams-Sonoma brand and our apparel introduction in Pottery Barn Kids. To support our growth in 2007, we are expecting a mid-single-digit percentage increase in retail leased square footage and a low-single-digit percentage increase in catalog circulation.”

“We are, however, cautious in our outlook for 2007 for two reasons. First, we remain concerned about the “home-related” macro-economic environment, as well as the competitive landscape – which we believe will continue to be highly promotional as home-centered retailers work through excess inventories. Second, we believe that our strategies for revitalizing the Pottery Barn brand could result in increased margin pressure, particularly in the first half of the year. Accordingly, our preliminary estimates for fiscal year 2007 assume a mid-single-digit to high-single-digit percentage increase in net revenues versus the fiscal year 2006 guidance we provided today, and a flat to mid-single-digit percentage increase in diluted earnings per share versus the fiscal year 2006 guidance we provided today for Non-GAAP Diluted Earnings Per Share Excluding Unusual Business Events as shown in Exhibit 1. We will provide updated and more in-depth guidance for fiscal 2007 when we have more visibility to post-holiday sales trends and finalize our 2007 business plans.”

SEC REGULATION G — NON-GAAP INFORMATION

This press release includes non-GAAP net revenue and revenue growth percentages, non-GAAP gross margin percentages, non-GAAP selling, general and administrative expenses, and non-GAAP diluted earnings per share. These non-GAAP financial measures exclude the impact of the implementation of FAS 123R and FSP FAS 13-1, the impact of the CEO departure charge, the benefit of unredeemed gift certificate income, and the benefit of the VISA/MasterCard litigation settlement in fiscal year 2006 and the impact of the Hold Everything consolidation charge in fiscal years 2005 and 2006. We have reconciled these non-GAAP financial measures with the most directly comparable GAAP financial measures in the text of this release and in Exhibit 1. We believe that these non-GAAP financial measures provide meaningful supplemental information for investors regarding the performance of our business and facilitate comparisons between historical operating results and our 2006 quarterly and fiscal year guidance. Our management uses these non-GAAP financial measures in order to have comparable financial results to analyze changes in our underlying business from quarter to quarter. These non-GAAP financial measures should be considered as a supplement to, and not as a substitute for, or superior to, financial measures calculated in accordance with GAAP.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements that involve risks and uncertainties, as well as assumptions that, if they do not fully materialize or prove incorrect, could cause our results to differ materially from those expressed or implied by such forward-looking statements. Such forward-looking statements include statements relating to our future financial guidance and results, increases in retail leased square footage and increases in catalog circulation.

The risks and uncertainties that could cause our results to differ materially from those expressed or implied by such forward-looking statements include accounting adjustments as we close our books for the fourth quarter of 2006 and as audited year-end financial statements are prepared; new interpretations of current accounting rules; our ability to successfully transition the Hold Everything merchandise strategies; changes to current accounting rules; changes in tax laws applicable to cash dividends or share repurchases; our ability to anticipate consumer preferences and buying trends; dependence on timely introduction and customer acceptance of our merchandise; construction and other delays in store openings; competition from companies with concepts or products similar to our concepts and products; timely and effective sourcing of merchandise from our foreign and domestic vendors and delivery of merchandise through our supply chain to our stores and customers; effective inventory management commensurate with customer demand; our ability to anticipate and manage customer returns; successful catalog management, including timing, sizing and merchandising; uncertainties in Internet marketing, infrastructure and regulation; changes in consumer spending based on weather, economic, political, competitive and other conditions beyond our control; construction delays on infrastructure projects based on weather or other events; multi-channel and multi-brand complexities; our ability to introduce new brands and brand extensions; dependence on external funding sources for operating capital; our ability to control employment, occupancy and other operating costs; our ability to improve and control our systems and processes; changes to our information technology infrastructure; general political, economic and market conditions and events, including war, conflict or acts of terrorism; and other risks and uncertainties described more fully in our public announcements, reports to shareholders and other documents filed with or furnished to the Securities and Exchange Commission, including our Annual Report on Form 10-K for the fiscal year ended January 29, 2006 and all subsequent current reports on Form 8-K and quarterly reports on Form 10-Q. All forward-looking statements in this press release are based on information available to us as of the date hereof, and we assume no obligation to update these forward-looking statements.

ABOUT WILLIAMS-SONOMA

Williams-Sonoma, Inc. is a nationwide specialty retailer of high quality products for the home. These products, representing six distinct merchandise strategies – Williams-Sonoma, Pottery Barn, Pottery Barn Kids, PBteen, West Elm and Williams-Sonoma Home – are marketed through 582 stores, seven mail order catalogs and six e-commerce websites.

Exhibit 1

Reconciliation of 2006 and 2005 GAAP to Non-GAAP Diluted Earnings Per Share

(Totals Rounded to the Nearest Cent Per Diluted Share)

	Q1 2006 Actual	Q2 2006 Actual	Q3 2006 Actual	Q4 2006 Guidance*	FY 2006 Guidance*
GAAP Diluted EPS	$0.20	$0.30	$0.25	$1.00 - $1.06	$1.74 - $1.80
Impact of Hold Everything Transition Charge (Note 1)	$0.017	$0.005	$0.002	-	$0.024
Impact of CEO Departure Charge (Note 2)	-	$0.023	-	-	$0.023
Benefit of Unredeemed Gift Certificate Income (Note 3)	-	<$0.065>	-	-	<$0.065>
Benefit of Visa/MasterCard Litigation Settlement (Note 4)	-	<$0.011>	-	-	<$0.011>
Subtotal of Unusual Business Events	$0.017	<$0.048>	$0.002	-	<$0.029>
Non-GAAP Diluted EPS Excluding Unusual Business Events (Note 7)	$0.21	$0.25	$0.25	$1.00 - $1.06	$1.70 - $1.76
Impact of FAS 123R (Note 5)	$0.042	$0.035	$0.034	$0.034	$0.145
Impact of FSP FAS 13-1 (Note 6)	$0.003	$0.004	$0.004	$0.002	$0.013
Subtotal of New Accounting Pronouncements	$0.045	$0.039	$0.038	$0.036	$0.158
Non-GAAP Diluted EPS Excluding Unusual Business Events and New Accounting Pronouncements (Note 7)	$0.26	$0.29	$0.29	$1.03 - $1.09	$1.86 - $1.92

	Q1 2005 Actual	Q2 2005 Actual	Q3 2005 Actual	Q4 2005 Actual	FY 2005 Actual
2005 GAAP Diluted EPS	$0.22	$0.26	$0.31	$1.02	$1.81
Impact of Hold Everything Transition Charge (Note 1)	-	-	-	$0.07	$0.07
2005 Non- GAAP Diluted EPS Excluding the Impact of the Hold Everything Transition Charge (Note 7)	$0.22	$0.26	$0.31	$1.09	$1.88

	Q1 2006 Actual	Q2 2006 Actual	Q3 2006 Actual	Q4 2006 Guidance*	FY 2006 Guidance*
2006 % Increase / <Decrease> in GAAP Diluted EPS	<9.1%>	15.4%	<19.4%>	<2.0%> - 3.9%	<3.9%> - <0.6%>
2006 % Increase / <Decrease> in Non-GAAP Diluted EPS Excluding Unusual Business Events (Note 7)	<4.5%>	<3.8%>	<19.4%>	<8.3%> - <2.8%>	<9.6%> - <6.4%>
2006 % Increase / <Decrease> in Non-GAAP Diluted EPS Excluding Unusual Business Events and New Accounting Pronouncements (Note 7)	18.2%	11.5%	<6.5%>	<5.5%> - 0.0%	<1.1%> - 2.1%

* Quarterly diluted earnings per share guidance amounts will vary within the ranges above. Additionally, due to the effect that the timing of share repurchases can have on the quarterly and year-to-date weighted average share count calculations, the company expects the fourth quarter year-to-date calculation of GAAP and non-GAAP diluted earnings per share in fiscal year 2006 to be less than the sum of the diluted earnings per share by quarter.

Note 1:	Hold Everything Transition Charge - On January 12, 2006, we announced our decision to transition the merchandising strategies of our Hold Everything brand into our other existing brands by the end of 2006, which included the closing of the remaining Hold Everything retail stores during the first quarter of 2006 and the termination of the Hold Everything direct-to-customer operations in the second quarter of 2006. We also announced that we expected to incur an accounting charge of $0.09 to $0.10 per diluted share related to this decision, of which $0.07 was incurred in the fourth quarter of fiscal year 2005. In fiscal year 2006, we estimate that we will incur charges of $0.024 per diluted share, of which $0.015 per diluted share is expected to be included in cost of goods sold – negatively impacting gross margin – and $0.009 per diluted share in selling, general and administrative expenses. See table above for quarterly actual expenses and future estimates.

Note 2:	CEO Departure Charge - On July 11, 2006, we announced the departure of the company’s CEO and a severance charge of approximately $0.029 per diluted share, which we incurred in the second quarter. Partially offsetting this charge was a $0.006 per diluted share benefit associated with the forfeiture of the CEO’s stock options in accordance with FAS 123R. Therefore, the net charge for the CEO departure was $0.023 per diluted share, which consists of $0.018 per diluted share of share-based payment expense and $0.005 per diluted share of cash severance and other costs. Both amounts are included in SG&A expenses.

Note 3:	Unredeemed Gift Certificate Income - During the second quarter of 2006, we completed an analysis of our historical gift certificate and gift card redemption patterns, which included an independent actuarial study based on our historical redemption data. Based on this analysis, we concluded that the likelihood of our gift certificates and gift cards being redeemed beyond four years from the date of issuance is remote. As a result, we have changed our estimate of the elapsed time for recording income associated with unredeemed gift certificates and gift cards to four years from our prior estimate of seven years. This change in estimate resulted in income recognition of $0.065 per diluted share in the second quarter of fiscal year 2006 and is included as an offset in SG&A expenses.

Note 4:	VISA/MasterCard Litigation Settlement - During the second quarter of 2006, we received our share of the VISA/MasterCard antitrust litigation settlement. This settlement (a benefit) totaled approximately $0.011 per diluted share and is included as an offset in SG&A expenses.

Note 5:	FAS 123R - Accounting for Share-Based Payments - In the first quarter of fiscal year 2006, we prospectively implemented FAS 123R, which we estimate will have a negative diluted earnings per share impact of $0.145 in fiscal year 2006. This compares to a pro forma fiscal year 2005 diluted earnings per share impact of $0.12. The year-over-year increase is due to long-term equity retention grants that were awarded to certain key executives in fiscal year 2005. See table above for quarterly estimates. These amounts are reflected in SG&A expenses. This amount excludes the $0.018 per diluted share charge associated with the departure of the company’s CEO, which was incurred in the second quarter of 2006 and is included in the CEO Departure Charge as discussed in Note 2 above.

Note 6:	FSP FAS 13-1 - Accounting for Rental Costs Incurred During a Construction Period - In the first quarter of fiscal year 2006, we also prospectively implemented FSP FAS 13-1, which we estimate will have a negative diluted earnings per share impact of $0.013 in fiscal year 2006. See table above for quarterly estimates. These amounts are reflected in cost of goods sold, negatively impacting gross margin.

Note 7:	SEC Regulation G - Non-GAAP Information - This table includes three non-GAAP financial measures. The first non-GAAP measure is the Non-GAAP Diluted EPS Excluding Unusual Business Events. The second non-GAAP measure is the Non-GAAP 2006 Diluted EPS Excluding Unusual Business Events and New Accounting Pronouncements. The third non-GAAP measure is the 2005 Non-GAAP Diluted EPS Excluding the Impact of the Hold Everything Transition Charge. These non-GAAP financial measures have been provided to facilitate a meaningful evaluation of our quarterly and fiscal year 2006 diluted earnings per share actual results and guidance on a comparable basis with our 2005 quarterly and fiscal year results. Our management uses these non-GAAP financial measures in order to have comparable financial results to analyze changes in our underlying business from quarter to quarter. These non-GAAP financial measures should be considered as a supplement to, and not as a substitute for, or superior to, financial measures calculated in accordance with GAAP.